Exhibit 99.1

Priceline.com Reports Financial Results For 1st Quarter 2006

Gross travel bookings increase 47% to $747 million with strong results from Priceline Europe

Company increases full-year earnings guidance following accelerating top-line growth in first quarter

     NORWALK, Conn., May 3, 2006 . . . Priceline.com Incorporated (Nasdaq: PCLN) today reported its financial results for the 1st quarter 2006. Gross travel bookings for the quarter, which refers to the total dollar value, inclusive of all taxes and fees, of all travel services purchased by consumers, rose 47% year-over-year to $746.8 million. Revenues in the 1st quarter were $241.9 million, a 3.7% increase over a year ago. 2006 results include the operating results of Bookings B.V., which was acquired in July 2005.

Priceline.com’s GAAP gross profit for the 1st quarter 2006 was $72.2 million, up 25% from the prior year. Pro forma gross profit for the 1st quarter 2006 was $72.6 million, up 25% from the same period in the prior year. Priceline.com had a GAAP 1st quarter 2006 net loss of $1.0 million, or $0.02 per diluted share due primarily to increased non-cash expenses related to stock based compensation and amortization of intangibles. Stock based compensation increased by $2.3 million due mainly to the adoption of FAS 123R on January 1, 2006 which requires companies to record non-cash compensation expense related to stock options granted to employees. Amortization of intangibles increased by $2.4 million primarily due to intangible assets recorded in connection with the acquisition of Bookings B.V. in July 2005.

Pro forma net income for the quarter, excluding these non-cash items and other pro forma adjustments discussed below, was $7.6 million, or $0.19 per diluted share, which is in line with First Call analyst consensus. The section below entitled “Non-GAAP Financial Measures” provides a definition and information about the use of pro forma financial measures used in this press release and the attached financial and statistical supplement reconciles historical pro forma financial information with priceline.com’s financial results under GAAP.

“Priceline.com saw accelerating bookings growth in the U.S. and in Europe in the first quarter of 2006. Domestic organic bookings growth increased to approximately 10%, up from approximately 5% in the 4th quarter of 2005, and European organic bookings growth increased to over 100% in the quarter, up from approximately 88% last quarter,” said priceline.com President and CEO, Jeffery Boyd. “As expected, most of this growth came from sales of retail hotel rooms supported by an increase of almost $12 million in online marketing spending in the first quarter. The revenue associated with these hotel bookings will be recognized at the time of stay, with a substantial portion of stays occurring in subsequent quarters and contributing to future growth in gross profit dollars and operating income.”  Organic gross travel bookings growth rates assume that acquired businesses were owned during all of 2005 and exclude the sale of Travelweb hotel rooms through Orbitz.

Mr. Boyd continued, “Earlier this year, priceline.com launched an enhanced U.S. website that gives customers More Ways to Save than any other major online travel service. Visitors to priceline.com now can browse an easy-to-compare searchable grid of published prices and itineraries. If they choose, they can also use priceline.com’s Name Your Own Price® service for greater savings. Priceline.com also will make suggestions if a change in travel plans will yield additional savings. These service enhancements are being supported by a new More Ways To Save-themed online and offline advertising campaign. Customers have reacted positively to the enhancements and to the campaign and priceline.com has experienced positive bookings trends for its domestic services this year, as evidenced by increased organic growth.”

Looking toward the 2nd quarter, Mr. Boyd said, “We feel that priceline.com’s services and marketing message are well positioned for the upcoming summer travel season. Fuel prices could sharply increase the cost of a typical vacation, prompting many Americans to look for money saving travel options. This is when consumers think of priceline.com. Our comprehensive assortment of published prices will assist them in quickly locating the best available retail deals. Meanwhile, our Name Your Own Price® hotel, air and rental car services will continue to deliver deep savings for budget-conscious travelers. In Europe, our team is continuing to build a leadership position in continental Europe and we are starting to see benefits from inventory integration and cross-Atlantic marketing initiatives. We believe that the outstanding top-line results achieved in Europe in the first quarter set the stage for strong earnings performance in the second and third quarters.”

Forward Guidance

Priceline.com issued the following guidance for 2nd quarter 2006:

•                  Year-over-year increases in overall gross travel bookings of approximately 45% to 50%.

•                  Gross travel bookings from Priceline Europe of approximately $300 to $320 million.

•                  Year-over-year increase in revenue of approximately 8-12%.

•                  Year-over-year increase in pro forma gross profit of approximately 45% to 50%.

•                  Pro forma net income of between $0.48 and $0.53 per diluted share. The $0.51 midpoint of this range exceeds the First Call analyst consensus of $0.47.

`

As a result of the strong gross travel bookings growth in the first quarter, priceline.com increased its full-year guidance as follows:

•                  Total gross travel bookings of approximately $2.9 to $3.1 billion.

•                  Gross travel bookings from Priceline Europe of approximately $1.1 billion.

•                  Pro forma net income of between $1.60 and $1.70 per diluted share. The $1.65 midpoint of this range exceeds the First Call analyst consensus of $1.58.

A reconciliation of pro forma financial results to GAAP results is included in the attached financial and statistical supplement.   Pro forma gross profit guidance for the 2nd quarter 2006 excludes non-cash amortization expense of acquisition-related intangibles associated with the acquisition of Travelweb LLC.

Pro forma net income per diluted share guidance for the 2nd quarter 2006 and full-year 2006 excludes non-cash amortization expense of acquisition-related intangibles, stock-based compensation expense (including compensation expense related to stock options upon the adoption of SFAS 123(R)), option payroll tax expense and non-cash income tax expense and non-cash preferred stock dividends. Pro forma net income is also adjusted for the impact on minority interests of the pro forma adjustments described above.  When aggregated the foregoing expenses are expected to total approximately $11 million for the 2nd quarter 2006 and $40 million for full-year 2006. In addition, pro forma net income per diluted share guidance for 2006 excludes the impact of EITF 04-08 (“Effect of Contingently Convertible Debt on Diluted Earnings per Share”), which revises the method for calculating diluted shares outstanding for purposes of computing GAAP net income per diluted share.

About priceline.com

Priceline.com is the leading travel service for value-conscious leisure travelers. No other travel service gives customers more ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises. In addition to getting all the best published prices, leisure travelers can narrow their searches using priceline.com’s TripFilter™ advanced search technology, create packages to save even more money, and take advantage of priceline.com’s famous Name-Your-Own-Price® service, which delivers the lowest prices available.

Priceline.com operates one of Europe’s fastest growing hotel reservation services through Activehotels.com, Activereservations.com, Bookings.net and priceline.co.uk. The company also operates the following travel websites:  Travelweb.com, Lowestfare.com, RentalCars.com and BreezeNet.com. Priceline.com also has a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee. Priceline.com licenses its business model to independent licensees, including priceline mortgage and certain international licensees.

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Press information:   Brian Ek  203-299-8167  (brian.ek@priceline.com)

Information About Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, “believe(s),” “intend,” “expect(s),” “will,” “may,” “should,” “could,” “plan(s),” “anticipate(s),” “estimate(s),” “predict(s),” “potential,” “target(s),” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s actual results to differ materially from those described in the forward-looking statements:

•      adverse changes in general market conditions for leisure and  other travel services as the result of, among other things, terrorist attacks, natural disasters, or the outbreak of an epidemic or pandemic disease;

•      adverse changes in the Company’s relationships with airlines and other product and  service providers which could include, without limitation, the withdrawal of suppliers from the priceline.com system (either priceline.com’s retail or “opaque” services, or both):

•      the loss or reduction of global distribution fees;

•      the bankruptcy or insolvency of another major domestic airline;

•      the effects of increased competition;

•      systems-related failures and/or security breaches, including without limitation, any security breach that results in the theft, transfer or unauthorized disclosure of customer information, or the failure to comply with various state laws applicable to the company’s obligations in the event of such a breach;

•      difficulties integrating recent acquisitions, such as Active Hotels Ltd. and Bookings B.V., including, ensuring the effectiveness of the design and operation of internal controls and disclosure controls of acquired businesses;

•      a change by a major search engine to its search engine algorithms that negatively affects the search engine ranking of the company or its 3rd party distribution partners;

•      legal and regulatory risks; and

•      the ability to attract and retain qualified personnel.

For a detailed discussion of these and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Pro forma gross profit, pro forma net income and pro forma net income per share are “non-GAAP financial measures,” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. Priceline.com believes that pro forma gross profit, pro forma net income and pro forma net income per share that exclude certain non-cash or non-recurring income or expense items are useful for investors to evaluate priceline.com’s future on-going performance because they enable a more meaningful comparison of priceline.com’s projected cash earnings and performance with its historical results from prior periods. Pro forma financial information is adjusted for the following items:

•                  Amortization expense of acquisition-related intangibles is excluded from pro forma gross profit and pro forma net income because it does not impact cash earnings.

•                  Stock-based compensation expense and the non-cash expense associated with the payment of preferred stock dividends are excluded from pro forma net income because they do not impact cash earnings and are reflected in earnings per share through increased share counts.

•                  Option payroll tax expense often shows volatility unrelated to operating results since the expense is driven primarily by option exercise activity and the market price of priceline.com’s common stock.

•                  The restructuring charge (reversal) is excluded because it can impact comparability of earnings with historical results from prior periods.

•                  Income tax (expense) benefit is adjusted for the tax impact of certain of the pro forma adjustments described above and to exclude tax expense recorded where no actual tax payments are owed because of available net operating loss carryforwards.

•                  Minority interest is adjusted for the impact of certain of the pro forma adjustments described above.

•                  Finally, for calculating pro forma net income per share:

•                  net income is adjusted for the impact of the pro forma adjustments described above

•                  the impact of EITF 04-08 (“Effect of Contingently Convertible Debt on Diluted Earnings per Share”), which requires that priceline.com use the “if-converted” method of accounting for convertible debt instruments when calculating earnings per share, has been excluded because the common stock that underlie priceline.com’s 1% Convertible Senior Notes and priceline.com’s 2.25% Convertible Senior Notes are generally not issuable unless our common stock trades at prices of $44.00 per share and $45.54 per share, respectively.

•                  All shares of restricted common stock are included in the calculation of pro forma net income per share because pro forma net income has been adjusted to exclude stock-based compensation expense.

The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States. The attached financial and statistical supplement reconciles pro forma financial information with priceline.com’s financial results under GAAP.

priceline.com Incorporated
CONSOLIDATED BALANCE SHEETS
(unaudited)
 (In thousands, except per share data)

	March 31,	December 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$81,907	$80,341
Restricted cash	20,989	22,308
Short-term investments	85,546	72,745
Accounts receivable, net of allowance for doubtful accounts of $1,310 and $1,377, respectively	33,821	30,043
Prepaid expenses and other current assets	21,569	18,245
Total current assets	243,832	223,682

Property and equipment, net	18,034	18,271
Intangible assets, net	146,462	149,675
Goodwill	201,339	198,417
Deferred taxes	145,780	146,553
Other assets	17,985	17,430

Total assets	$773,432	$754,028

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$49,387	$37,851
Accrued expenses	20,262	19,872
Deferred merchant bookings	8,982	3,619
Other current liabilities	9,617	9,673
Total current liabilities	88,248	71,015

Deferred taxes	41,173	42,375
Other long-term liabilities	11,173	10,889
Minority interest	24,203	23,659
Long-term debt	223,216	223,549
Total liabilities	388,013	371,487

Series B mandatorily redeemable preferred stock, $0.01 par value, 80,000 authorized shares; $1,000 liquidation value per share; 80,000 shares issued and 13,470 shares outstanding	13,470	13,470

Stockholders’ equity:
Common stock, $0.008 par value, authorized 1,000,000,000 shares, 42,424,715 and 42,195,004 shares issued, respectively	325	323
Treasury stock, 2,732,041 and 2,496,326 shares, respectively	(356,244)	(350,628)
Additional paid-in capital	2,066,879	2,069,165
Deferred compensation	—	(6,810)
Accumulated deficit	(1,335,536)	(1,334,572)
Accumulated other comprehensive loss	(3,475)	(8,407)
Total stockholders’ equity	371,949	369,071
Total liabilities and stockholders’ equity	$773,432	$754,028

priceline.com Incorporated
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2006	2005
Merchant revenues	$210,438	$217,528
Agency revenues	30,381	14,925
Other revenues	1,095	939
Total revenues	241,914	233,392

Cost of merchant revenues	169,683	175,685
Cost of agency revenues	—	—
Cost of other revenues	—	—
Total costs of revenues	169,683	175,685

Gross profit	72,231	57,707

Operating expenses:
Advertising - Offline	9,438	11,072
Advertising - Online	21,861	9,932
Sales and marketing	9,582	8,208
Personnel, including stock based compensation of $3,017 and $714, respectively	16,454	11,222
General and administrative, including option payroll taxes of $89 and $18, respectively	5,737	4,237
Information technology	2,307	2,739
Depreciation and amortization	7,946	5,466
Restructuring charge (reversal), net	135	(336)

Total operating expenses	73,460	52,540

Operating income (loss)	(1,229)	5,167

Other income (expense):
Interest income	1,575	1,456
Interest expense	(1,498)	(1,293)
Other	111	(618)
Total other income (expense)	188	(455)

Earnings (loss) before income taxes, equity in income of investees and minority interests	(1,041)	4,712
Income tax benefit	741	290
Equity in income (loss) of investees and minority interests	201	(10)
Net income (loss)	(99)	4,992
Preferred stock dividend	(865)	(878)

Net income (loss) applicable to common stockholders	$(964)	$4,114

Net income (loss) applicable to common stockholders per basic common share	$(0.02)	$0.11

Weighted average number of basic common shares outstanding	39,380	38,863

Net income (loss) applicable to common stockholders per diluted common share	$(0.02)	$0.10

Weighted average number of diluted common shares outstanding	39,380	39,764

priceline.com Incorporated
RECONCILIATION OF GAAP FINANCIAL INFORMATION TO PRO FORMA
FINANCIAL INFORMATION
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31, 2006
	GAAP	Adjustments		Pro Forma

Merchant revenues	$210,438	$—		$210,438
Agency revenues	30,381	—		30,381
Other revenues	1,095	—		1,095
Total revenues	241,914	—		241,914

Cost of merchant revenues	169,683	(340	)(a)	169,343
Cost of agency revenues	—	—		—
Cost of other revenues	—	—		—
Total costs of revenues	169,683	(340)		169,343

Gross profit	72,231	340		72,571

Operating expenses:
Advertising - Offline	9,438	—		9,438
Advertising - Online	21,861	—		21,861
Sales and marketing	9,582	—		9,582
Personnel, including stock based compensation of $3,017 and	16,454	(3,017	)(b)	13,437
General and administrative, including option payroll taxes of $89	5,737	(89	)(c)	5,648
Information technology	2,307	—		2,307
Depreciation and amortization	7,946	(5,559	)(a)	2,387
Restructuring charge (reversal), net	135	(135	)(g)	—

Total operating expenses	73,460	(8,800)		64,660

Operating income (loss)	(1,229)	9,140		7,911

Other income:
Interest income	1,575	—		1,575
Interest expense	(1,498)	—		(1,498)
Other	111	—		111
Total other income (expense)	188	—		188

Earnings (loss) before income taxes, equity in income of investees and minority interests	(1,041)	9,140		8,099
Income tax (expense) benefit	741	(1,090	)(d)	(349)
Equity in income of investees and minority interests	201	(383	)(e)	(182)
Net income (loss)	(99)	7,667		7,568
Preferred stock dividend	(865)	865	(f)	—

Net income (loss) applicable to common stockholders	$(964)	$8,532		$7,568

Net income (loss) applicable to common stockholders per basic common share	$(0.02)			$0.19

Weighted average number of basic common shares outstanding	39,380			39,380

Net income (loss) applicable to common stockholders per diluted common share	$(0.02)			$0.19

Weighted average number of diluted common shares outstanding	39,380	1,511	(h)	40,891

(a)             Adjustment for amortization of acquisition-related intangibles, primarily related to Travelweb LLC, Active Hotels Ltd. and Bookings B.V.

(b)             Adjustment for stock-based compensation.

(c)             Adjustment for option payroll taxes.

(d)             Adjustment for non-cash income tax provision. In addition, adjustment to reflect the tax impact of certain other pro forma adjustments.

(e)             Impact on minority interests of pro forma adjustments.

(f)               Adjustment for preferred stock dividend.

(g)            Adjustment to exclude restructuring charge.

(h)            Adjustment to include dilutive impact of warrants, stock options and restricted stock that were not considered in GAAP calculation of weighted average number of diluted common shares outstanding.

priceline.com Incorporated

RECONCILIATION OF GAAP FINANCIAL INFORMATION TO PRO FORMA

FINANCIAL INFORMATION

(unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31, 2005
	GAAP	Adjustments		Pro Forma

Merchant revenues	$217,528	$—		$217,528
Agency revenues	14,925	—		14,925
Other revenues	939	—		939
Total revenues	233,392	—		233,392

Cost of merchant revenues	175,685	(361	)(a)	175,324
Cost of agency revenues	—	—		—
Cost of other revenues	—	—		—
Total costs of revenues	175,685	(361)		175,324

Gross profit	57,707	361		58,068

Operating expenses:
Advertising - Offline	11,072	—		11,072
Advertising - Online	9,932	—		9,932
Sales and marketing	8,208	—		8,208
Personnel, including stock based compensation of $714	11,222	(714	)(b)	10,508
General and administrative, including option payroll taxes of $18	4,237	(18	)(c)	4,219
Information technology	2,739	—		2,739
Depreciation and amortization	5,466	(3,158	)(a)	2,308
Restructuring reversal	(336)	336	(d)	—

Total operating expenses	52,540	(3,554)		48,986

Operating income	5,167	3,915		9,082

Other income (expense):
Interest income	1,456	—		1,456
Interest expense	(1,293)	—		(1,293)
Other	(618)	—		(618)
Total other expense	(455)	—		(455)

Earnings (expense) before income taxes, equity in income of investees and minority interests	4,712	3,915		8,627
Income tax (expense) benefit	290	(482	)(e)	(192)
Equity in income of investees and minority interests	(10)	(26	)(f)	(36)
Net income	4,992	3,407		8,399
Preferred stock dividend	(878)	878	(g)	—

Net income applicable to common stockholders	$4,114	$4,285		$8,399

Net income applicable to common stockholders per basic common share	$0.11			$0.22

Weighted average number of basic common shares outstanding	38,863			38,863

Net income applicable to common stockholders per diluted common share	$0.10			$0.21

Weighted average number of diluted common shares outstanding	39,764	1,112	(h)	40,876 (i)

(a)             Adjustment for amortization of acquisition-related intangibles, primarily related to Active Hotels Ltd. and Travelweb LLC.

(b)             Adjustment for stock-based compensation.

(c)             Adjustment for option payroll taxes.

(d)             Adjustment to exclude restructuring reversal.

(e)             Adjustment for acquisition related income tax benefit.

(f)               Impact on minority interests of pro forma adjustments.

(g)            Adjustment for preferred stock dividend.

(h)            Includes common stock underlying warrants attached to priceline.com’s outstanding preferred stock and restricted stock that were excluded under GAAP earnings per share calculations

(i)               EITF 04-08 did not impact the calculation of weighted average diluted common shares outstanding during the first quarter 2005 or GAAP earnings per share. The impact of EITF 04-08 was excluded from the calculation of pro forma diluted earnings per share.

priceline.com Incorporated
Statistical Data
In thousands

Gross Bookings	1Q04	2Q04	3Q04	4Q04	1Q05	2Q05	3Q05	4Q05	1Q06

Agency	$116,611	$176,248	$156,946	$197,634	$241,935	$266,447	$343,214	$323,900	$480,506
Merchant	246,339	297,094	278,339	218,541	267,815	303,017	267,840	212,861	266,315
Total	$362,950	$473,342	$435,285	$416,175	$509,750	$569,464	$611,054	$536,761	$746,821

Domestic	$360,179	$470,375	$424,815	$367,199	$437,848	$491,949	$446,232	$378,301	$474,007
International	2,771	2,967	10,470	48,976	71,902	77,515	164,822	158,460	272,814
Total	$362,950	$473,342	$435,285	$416,175	$509,750	$569,464	$611,054	$536,761	$746,821

Year/Year Growth	45.3%	58.0%	43.7%	61.1%	40.4%	20.3%	40.4%	29.0%	46.5%

Units Sold	1Q04	2Q04	3Q04	4Q04	1Q05	2Q05	3Q05	4Q05	1Q06

Airline Tickets	622	822	725	644	747	789	680	582	728
Year/Year Growth	28.7%	60.3%	65.5%	61.5%	20.0%	-4.1%	-6.2%	-9.6%	-2.6%

Hotel Room-Nights	1,682	1,995	2,087	2,007	2,556	2,736	3,499	2,968	4,153
Year/Year Growth	35.9%	31.6%	26.2%	51.1%	52.0%	37.1%	67.7%	47.8%	62.5%

Rental Car Days	1,214	1,409	1,364	1,065	1,278	1,535	1,692	1,315	1,621
Year/Year Growth	83.1%	62.4%	12.1%	15.4%	5.3%	8.9%	24.0%	23.4%	26.8%

	1Q04	2Q04	3Q04	4Q04	1Q05	2Q05	3Q05	4Q05	1Q06

Revenue	$224,131	$259,389	$235,882	$194,968	$233,392	$266,557	$258,797	$203,913	$241,914
Year/Year Growth	11.8%	8.3%	-3.1%	8.2%	4.1%	2.8%	9.7%	4.6%	3.7%

Gross Profit	$43,374	$53,779	$51,104	$49,897	$57,707	$65,234	$80,002	$64,919	$72,231
Year/Year Growth	31.5%	32.8%	25.7%	56.8%	33.0%	21.3%	56.5%	30.1%	25.2%

Gross Bookings represent the total dollar value of travel booked, inclusive of taxes and fees.
The gross bookings and units sold information reflects results from Active Hotels and Bookings since acquisition.